Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154-1895	Main 212.407.4000 Fax 212.407.4990

October 27, 2022

Vickers Vantage Corp. I

1 Harbourfront Avenue, #16-06

Keppel Bay Tower, Singapore 098632

Singapore

Re:	Vickers Vantage Corp. I

Ladies and Gentlemen:

We have acted as United States securities counsel to Vickers Vantage Corp. I, a Cayman Islands exempted company (the “Company”) in connection with the Registration Statement on Form S-4 (File No. 333-264941) initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 13, 2022 under the Securities Act of 1933, as amended (the “Act”). Such Registration Statement as amended, or supplemented, is hereinafter referred to as the “Registration Statement”. The Company has entered into an Agreement and Plan of Merger, dated as of March 17, 2022, as amended,(the “Merger Agreement”) by and among the Company, Vantage Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Scilex Holding Company, a Delaware corporation (“Scilex”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Scilex, with Scilex continuing as the surviving entity and as a wholly-owned subsidiary of the Company (the “Merger”). Prior to the effective time of the Merger (the “Effective Time”), the Company will change its jurisdiction of incorporation to Delaware by discontinuing as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”).

To implement the Domestication, the Company will effect a deregistration under Article 206 of the Cayman Islands Companies Law and a domestication under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing a certificate of corporate domestication together with a certificate of incorporation with the Secretary of State of the State of Delaware. The Domestication is subject to the approval of the shareholders of the Company. We refer herein to the Company following effectiveness of the Domestication as “New Scilex.”

On the effective date of the Domestication, among other things, (i) all of the currently issued and outstanding ordinary shares, par value $0.0001 per share, of the Company (the “Ordinary Shares”) will convert automatically by operation of law, on a one-for-one basis, into shares of Common Stock, par value $0.0001 per share, of New Scilex (the “Common Stock”), (ii) each of the Company’s currently issued and outstanding warrants (the “Warrants”), issued pursuant to that certain Warrant Agreement, dated January 6, 2021, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), will automatically become by operation of law (and pursuant to Section 4.5 of the Warrant Agreement) warrants to acquire Common Stock (the “New Scilex Warrants”), and (iii) each outstanding unit of the Company consisting of one Ordinary Share and one-half of one Warrant will automatically become by operation of law one New Scilex unit consisting of one share of Common Stock and one-half of one New Scilex Warrant (the “New Scilex Units”).

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Vickers Vantage Corp. I Page 2

This opinion is being rendered in connection with the registration under the above-referenced Registration Statement of up to (i) 184,090,000 shares of Common Stock (the “Shares”) (consisting of (a) 17,250,000 shares issuable upon conversion of the 17,250,000 issued and outstanding Ordinary Shares into Common Stock (the “Conversion Shares”), (b) 13,740,000 shares of Common Stock issuable upon exercise of the New Scilex Warrants (the “Warrant Shares”), (c) up to 150,000,000 shares of Common Stock issuable as consideration to the holders of the issued and outstanding shares of common stock of Scilex pursuant to the Merger Agreement (the “Merger Agreement Common Shares”), and (d) 3,100,000 shares of Common Stock issuable to Sorrento Therapeutics, Inc. (“Sorrento”), the holder of the Scilex series A preferred stock, par value $0.0001 per share pursuant to the Merger Agreement (the “Sorrento Shares”); (ii) 31,000,000 shares of series A preferred stock, par value $0.0001 per share, of New Scilex issuable to Sorrento pursuant to the Merger Agreement (the “New Scilex Preferred Shares”); (iii) 13,740,000 New Scilex Warrants to purchase 13,740,000 shares of Common Stock, and (iv) 54,820 New Scilex Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon representations of certain officers of the Company.

Based upon the foregoing, we are of the opinion that:

1. Upon the effectiveness of the Domestication, the Conversion Shares, when issued, will be validly issued, fully paid and non-assessable.

2. Upon the effectiveness of the Domestication, each issued and outstanding New Scilex Warrant will be a valid and binding agreement of New Scilex, enforceable against New Scilex in accordance with its terms..

4. Upon the effectiveness of the Domestication, and following the exercise by holders of the New Scilex Warrants in accordance with the terms thereof and the payment in full of the exercise price for the Warrant Shares pursuant to the New Scilex Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

5. Upon the effectiveness of the Domestication, the New Scilex Units, when issued, will be validly issued, fully paid and non-assessable.

Vickers Vantage Corp. I Page 3

5. At the Effective Time, the Merger Agreement Common Shares and the Sorrento Shares will be validly issued, fully paid and non-assessable.

6. At the Effective Time, the New Scilex Preferred Shares will be validly issued, fully paid and non-assessable.

The opinion we express in paragraph 2, above, is based upon a review only of those laws, statutes, rules, ordinances and regulations which, in our experience, a securities lawyer who is a member of the bar of the State of New York and practicing before the Commission exercising customary professional diligence would reasonably recognize as being applicable to the foregoing transactions

The opinion set forth in paragraph 2, above, is subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless whether considered in a proceeding in equity or at law.

We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effector enforceability of any such provision is to be determined by any court other than a state court of the State of New York or (ii) waivers by the Company of any statutory or constitutional rights or remedies. We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

The opinions we express herein are limited to matters involving the internal laws of the State of New York and the applicable provisions of the DGCL We express no opinion with respect to any other laws.

Vickers Vantage Corp. I Page 4

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption, “Legal Matters,” in the Registration Statement and in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP